Independent Auditors' Consent

The Board of Directors
Specialized Health Products International, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of Specialized Health Products International, Inc. of our report dated
February 2, 1996, relating to the consolidated statements of operations, stockholders' equity (deficit), and cash flows of Specialized Health Products International, Inc. and Subsidiary for the year ended December 31, 1995 and the period from November 19, 1993 (date of inception) to December 31, 1995, which report appears in the December 31, 1997 Form 10-K of Specialized Health Products International, Inc.

                                                       /s/ KPMG Peat Marwick LLP

                                                       KPMG Peat Marwick LLP


Salt Lake City, Utah
April 17, 1998